Exhibit 5.1

DENNIS  BROVARONE
ATTORNEY  AND  COUNSELOR  AT  LAW
18 Mountain Laurel  Drive
Littleton, Colorado 80127

phone: 303 466 4092 / fax: 303 466 4826

January 12, 2001

Board of Directors
Pultronex Corporation

         Re:  Registration Statement on Form SB-2

Gentlemen:

     You have requested my opinion as to the legality of the issuance by Pultronex Corporation, (the "Corporation") of up to 1,800,400 shares of Common Stock (the "Shares") being offered by the named Selling Securities Holders pursuant to Amendment No. 3 to the Registration Statement on Form SB-2 (the "Registration Statement") to be filed on or about January 12, 2001.

     Pursuant to your request I have reviewed and examined:(1).The Articles of Incorporation of the Corporation, as amended (the "Articles"); (2). The Bylaws of the Corporation, as certified by the Secretary of the Corporation; (3). The minute book of the Corporation; (4). A copy of certain resolutions of the Board of Directors of the Corporation; (5). The Registration Statement as amended; and
(6) Such other matters as I have deemed relevant in order to form my opinion.

     Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares have been duly authorized, legally issued, fully paid and non-assessable in compliance with Nevada general corporate law.

     My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

     I consent to the use of this opinion as an exhibit to the above referenced registration statement and to the reference to this opinion under Legal Matters in the prospectus contained therein.

Very truly yours,


/s/ DENNIS BROVARONE
--------------------
Dennis Brovarone


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